Filed Pursuant to Rule 433

Registration No. 333-213439

Final Term Sheet

April 2, 2019

VERIZON COMMUNICATIONS INC.

€1,250,000,000 0.875% Notes due 2027

€1,250,000,000 1.250% Notes due 2030

£500,000,000 2.500% Notes due 2031

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	0.875% Notes due 2027 (“Euro Notes due 2027”) 1.250% Notes due 2030 (“Euro Notes due 2030”) 2.500% Notes due 2031 (the “Sterling Notes”)

Trade Date:	April 2, 2019

Settlement Date (T+4):	April 8, 2019

Maturity Date:	Euro Notes due 2027:	April 8, 2027
	Euro Notes due 2030:	April 8, 2030
	Sterling Notes:	April 8, 2031

Interest Payment Dates:	Euro Notes due 2027:	Annually in arrears on each April 8, commencing April 8, 2020
	Euro Notes due 2030:	Annually in arrears on each April 8, commencing April 8, 2020
	Sterling Notes:	Annually in arrears on each April 8, commencing April 8, 2020

Aggregate Principal Amount Offered:	Euro Notes due 2027:	€1,250,000,000
	Euro Notes due 2030:	€1,250,000,000
	Sterling Notes:	£500,000,000

Public Offering Price:	Euro Notes due 2027:	99.631% plus accrued interest, if any, from April 8, 2019
	Euro Notes due 2030:	99.338% plus accrued interest, if any, from April 8, 2019
	Sterling Notes:	99.591% plus accrued interest, if any, from April 8, 2019

Pricing Benchmark:	Euro Notes due 2027:	8-year EUR mid-swap
	Euro Notes due 2030:	11-year EUR mid-swap
	Sterling Notes:	12-year GBP

Pricing Benchmark Yield:	Euro Notes due 2027:	0.293%
	Euro Notes due 2030:	0.565%
	Sterling Notes:	1.094%

Re-offer Spread vs.	Euro Notes due 2027:	MS + 63 basis points
Pricing Benchmark:	Euro Notes due 2030:	MS + 75 basis points
	Sterling Notes:	G + 143 basis points

Re-offer Yield (annual):	Euro Notes due 2027:	0.923%
	Euro Notes due 2030:	1.315%
	Sterling Notes:	2.540%

Government Benchmark:	Euro Notes due 2027:	DBR 0.250% due February 15, 2027
	Euro Notes due 2030:	DBR 0.250% due February 15, 2029
	Sterling Notes:	UKT 4.750% due December 7, 2030

Re-offer Spread vs.	Euro Notes due 2027:	B + 117.00 basis points
Government Benchmark:	Euro Notes due 2030:	B + 136.60 basis points
	Sterling Notes:	G + 143.00 basis points

Proceeds to Verizon (before expenses):	Euro Notes due 2027:	99.331%
	Euro Notes due 2030:	98.963%
	Sterling Notes:	99.216%

Interest Rate:	Euro Notes due 2027:	0.875% per annum
	Euro Notes due 2030:	1.250% per annum
	Sterling Notes:	2.500% per annum

Denominations:	Euro Notes:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000
	Sterling Notes:	Minimum of £100,000 and integral multiples of £1,000 in excess of £100,000

Redemption:	Euro Notes due 2027: (i) at any time prior to January 8, 2027 (three months prior to maturity) (the “Euro Notes due 2027 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2027 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Euro Notes due 2027 matured on the Euro Notes due 2027 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Euro Notes due 2027 Par Call Date, at 100% of the principal amount of the Euro Notes due 2027 being redeemed plus accrued and unpaid interest

Euro Notes due 2030: (i) at any time prior to January 8, 2030 (three months prior to maturity) (the “Euro Notes due 2030 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2030 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the Euro Notes due 2030 matured on the Euro Notes due 2030 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Euro Notes due 2030 Par Call Date, at 100% of the principal amount of the Euro Notes due 2030 being redeemed plus accrued and unpaid interest

Sterling Notes: (i) at any time prior to January 8, 2031 (three months prior to maturity) (the “Sterling Notes Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Sterling Notes being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the

Sterling Notes matured on the Sterling Notes Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Sterling Notes Par Call Date, at 100% of the principal amount of the Sterling Notes being redeemed plus accrued and unpaid interest

CUSIPs:	Euro Notes due 2027:	92343V EV2
	Euro Notes due 2030:	92343V EW0
	Sterling Notes:	92343V EX8

ISINs:	Euro Notes due 2027:	XS1979280853
	Euro Notes due 2030:	XS1979280937
	Sterling Notes:	XS1979281158

Common Codes:	Euro Notes due 2027:	197928085
	Euro Notes due 2030:	197928093
	Sterling Notes:	197928115

Listing:	Verizon intends to apply to list the notes on the New York Stock Exchange (the “NYSE”). Trading in the notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the notes at any time.

Allocation	Principal Amount of Euro Notes due 2027	Principal Amount of Euro Notes due 2030	Principal Amount of Sterling Notes
Barclays Bank PLC	€275,000,000	€275,000,000	£110,000,000
Deutsche Bank AG, London Branch	€275,000,000	€275,000,000	£110,000,000
J.P. Morgan Securities plc	€275,000,000	€275,000,000	£110,000,000
RBC Europe Limited	€93,750,000	€93,750,000	£37,500,000
Banco Santander, S.A.	€93,750,000	€93,750,000	£37,500,000
Morgan Stanley & Co. International plc	€50,000,000	€50,000,000	£20,000,000
Credit Suisse Securities (Europe) Limited	€50,000,000	€50,000,000	£20,000,000
BNP Paribas	€50,000,000	€50,000,000	£20,000,000
Loop Capital Markets LLC	€50,000,000	€50,000,000	£20,000,000
The Williams Capital Group, L.P.	€12,500,000	€12,500,000	£5,000,000
Drexel Hamilton, LLC	€12,500,000	€12,500,000	£5,000,000
CastleOak Securities, L.P.	€12,500,000	€12,500,000	£5,000,000

Total	€1,250,000,000	€1,250,000,000	£500,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated April 2, 2019, Prospectus dated September 1, 2016

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +888-603-5847, Deutsche Bank AG, London Branch at +1-800-503-4611 or J.P. Morgan Securities plc at +44-207-134-2468, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

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